EXHIBIT 21.1

SUBSIDIARIES OF GRIFFIN CAPITAL NET LEASE REIT, INC.

Subsidiary(1)	Jurisdiction of Incorporation or Organization
The GC Net Lease REIT Operating Partnership, L.P.	Delaware

(1)	Does not include subsidiaries of the above-listed entity.